Exhibit 99.2

May 9, 2022

Second Sight Medical Products, Inc.

13170 Telfair Ave

Sylmar, CA, 91342

Consent to Reference in Registration Statement

Second Sight Medical Products, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Adam Mendelsohn, Ph.D.
Adam Mendelsohn, Ph.D.